UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/18/2009

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported in Raser Technologies, Inc.'s (the "Company") Current Report on Form 8-K filed on February 2, 2009, the Company entered into an Unsecured Line of Credit Agreement and Promissory Note (the "Line of Credit"), among Radion Energy, LLC, Ocean Fund, LLC, Primary Colors, LLC and R. Thomas Bailey, an individual (collectively, the "Lenders") on January 27, 2009. Pursuant to the Line of Credit, the Company may borrow up to $15 million, subject to the final approval of each advance by the Lenders.
Under the Line of Credit, each Lender receives warrants (the "Warrant") to purchase the Company's common stock for each advance of funds made under the Line of Credit. The number of shares underlying each Warrant will be equal to 50% of the total amounts funded by the applicable Lender divided by the price of the Company's common stock at the time of the advance. The Warrants will have an exercise price of $6.00 per share of the Company's common stock.
As previously reported, as of February 2, 2009, the Company had borrowed $900,000 under the Line of Credit and had issued 125,574 warrants to the Lenders to purchase the Company's common stock at a strike price of $6.00 per share. Between February 2, 2009 and February 17, 2009, the Company borrowed an additional $2,540,000 under the Line of Credit and issued an additional 291,716 warrants to the Lenders to purchase the Company's common stock at a strike price of $6.00 per share.

Item 3.02.    Unregistered Sales of Equity Securities

The information required by Item 3.02 is contained in Item 2.03 and is incorporated herein by reference.

We believe the offer and sale of the securities described above were exempt from the registration requirements of the Securities Act for the private placement of these securities pursuant to Section 4(2) of the Securities Act and/or Regulation D thereunder because the securities were sold in a transaction not involving a public offering.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: February 18, 2009	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer